Exhibit 10.1
SYNOVUS FINANCIAL CORP.
EXECUTIVE SALARY CONTINUATION DEATH BENEFIT PLAN
     This Synovus Financial Corp. Executive Salary Continuation Death Benefit Plan (“Plan”) is designed to provide an income benefit to the beneficiaries of a select group of highly compensated management employees of Synovus Financial Corp. and its subsidiaries. Participation in the Plan was “frozen” effective January 1, 2005. This Plan document restates, but does not substantively amend, the terms and provisions of the individual Plan agreements that were entered into with Eligible Employees prior to January 1, 2005.
I.
Definitions
     1.1 Beneficiary: The Surviving Spouse and/or Dependent Child or Children of Eligible Employee.
     1.2 Dependent Child: Any natural or legally adopted child of the Eligible Employee who is either (a) under 18 years of age, (b) attending an accredited school as a full-time student for at least 150 days per calendar year, or (c) determined by Employer in its sole discretion to be otherwise dependent upon Eligible Employee by reason of any disability or like cause.
     1.3. Effective Date. The Plan as amended herein is effective August 5, 2009.
     1.4. Eligible Employee: A full-time employee of Employer who is listed on the Participation List. The Participation List also describes whether each Eligible Employee is eligible for Plan “A” or Plan “B” benefits. In the event that an Eligible Employee, while a full-time employee of Employer, shall become totally and permanently disabled as defined herein, Eligible Employee shall, for purposes of this Agreement, be deemed a full-time employee of Employer for a period of one (1) year following the Eligible Employee’s date of Total and Permanent Disability.
     1.5. Employer: Synovus Financial Corp. or one of its subsidiaries.

     1.6. Period of Eligibility: For Plan “A” Eligible Employees, the period of eligibility shall be one hundred and twenty (120) calendar months. For Plan “B” Eligible Employees, the period of eligibility shall be seventy-two (72) calendar months. For purposes of computing the period of eligibility, partial months of fifteen days or less shall be disregarded and partial months of more than fifteen days shall be deemed as whole months.
     1.7. Participation List: The list of Eligible Employees maintained by the Director of Benefits of Synovus Financial Corp.
     1.8. Plan. This Synovus Financial Corp. Executive Salary Continuation Death Benefit Plan.
     1.9. Primary Benefit Period: Twelve calendar months.
     1.10. Primary Income Benefit: For Plan “A” Eligible Employees, the Primary Income Benefit is $50,000 per annum. For Plan “B” Eligible Employees, the Primary Income Benefit is $42,860 per annum. The Primary Income Benefit shall be prorated if necessary, and paid during the Primary Benefit Period, in semi-monthly installments.
     1.11. Secondary Benefit Period: The Period of Eligibility less the Primary Benefit Period.
     1.12. Secondary Income Benefit: For Plan “A” Eligible Employees, the Secondary Income Benefit is $25,000 per annum. For Plan “B” Eligible Employees, the Secondary Income Benefit is $21,428 per annum. The Secondary Income Benefit shall be prorated if necessary, and paid during the Secondary Benefit Period, in semi-monthly installments.
     1.13. Surviving Spouse: The surviving spouse to whom Eligible Employee had been married for at least twelve consecutive calendar months on the date of his or her death.
     1.14. Total and Permanent Disability: Certification by a competent physician licensed to practice medicine in the Eligible Employee’s county of residence that Eligible Employee is unable to engage in any substantial gainful employment because of a mental or physical impairment which can be expected to result in Eligible Employee’s death or which may be expected to last for 12 months or more.

II.
Salary Continuation
     2.1. Employer Payments: Employer shall pay to Beneficiary the Primary and Secondary Income Benefits which may become due under the terms of this Plan; provided, however, that this obligation is based solely upon this Plan and Employer has not funded nor secured the benefit herein provided.
III.
Benefit Payments
     3.1. Benefit Payments to Eligible Employee Prohibited: No payment of any benefit which may become due under this Agreement shall be made to Eligible Employee or his or her Estate, directly or indirectly. Eligible Employee shall have no power to modify or amend this Plan or in any way to change the definition of Beneficiary made by Employer herein.
     3.2. Priority of Beneficiaries: If:
          (a) Eligible Employee is survived by his or her Surviving Spouse as defined herein, the Primary Income Benefit and the Secondary Income Benefit shall be payable to said Surviving Spouse during the lesser of (a) his or her lifetime, or (b) the Period of Eligibility.
          (b) Eligible Employee is survived by his or her Surviving Spouse as defined herein and a Dependent Child or Children, the Primary Income Benefit and Secondary Income Benefit shall be paid to his or her Surviving Spouse as set forth in 3.2(a) above; provided, however, in the event the Surviving Spouse dies during the Period of Eligibility, leaving a Dependent Child or Children surviving him or her (said dependency status being determined as of the date of the Surviving Spouse’s death), then in such event, the remaining Primary Income Benefit and/or

Secondary Income Benefit, if any, shall be payable in equal amounts per capita to all of the then surviving natural or legally adopted children of Eligible Employee so long as any of said children is a Dependent Child.
          (c) Eligible Employee is survived by a Dependent Child or Children, but is not survived by his or her Surviving Spouse as defined herein, the Primary Income Benefit and the Secondary Income Benefit shall be payable in equal amounts per capita to all of the then surviving natural or legally adopted children of Eligible Employee during the Period of Eligibility so long as any of said surviving children remains a Dependent Child.
          (d) Eligible Employee is survived by neither his or her Surviving Spouse as defined herein nor a Dependent Child, no benefit shall be payable under this Agreement.
     3.3. Commencement Date of Salary Continuation Payments: The Primary Income Benefit shall commence:
          (a) In the event Eligible Employee’s death shall occur on or before the 15th day of a calendar month, said payments shall commence on the 15th day of said calendar month, and shall continue semi-monthly on the 15th and last day of each calendar month thereafter during the Period of Eligibility.
          (b) In the event Eligible Employee’s death occurs after the 15th of such calendar month, then the payments shall commence on the last day of said calendar month and shall continue semi-monthly on the 15th and last day of each calendar month thereafter during the Period of Eligibility.

IV.
Termination of Participation
     4.1. Eligible Employee’s participation in this Plan shall be terminated and no Primary Income Benefit or Secondary Income Benefit shall be payable hereunder upon the occurrence of any of the following events:
          (a) The termination of Eligible Employee’s employment with Employer for any reason other than on account of Eligible Employee’s death or Total and Permanent Disability;
          (b) The termination of Eligible Employee’s employment with Employer one (1) year following the date of Eligible Employee’s Total and Permanent Disability;
          (c) Eligible Employee commits suicide; or
          (d) The death of Eligible Employee without leaving a Beneficiary as defined herein or the time after the death of Employee which he or she shall have no surviving Beneficiary as defined herein.
     4.2. Synovus Financial Corp. reserves the right to amend or terminate the Plan at any time and for any reason without prior notice to Eligible Employees.
     4.3 Any previous agreements between Eligible Employee and Employer (including all affiliated, parent and subsidiary companies of Employer) that provide a similar income benefit in the event of Eligible Employee’s death (excluding all employee benefit plans in which Eligible Employee participates) are hereby terminated in each, every and all respects as of the Effective Date of this Plan.
V.
Waiver of Breach or Violation Not Deemed Continuing
     5.1. The waiver by any party of a breach or violation of any provision of this Plan shall not operate as or be construed to be a waiver of any subsequent breach hereof.

VI.
Miscellaneous
     6.1. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. This Plan may not be amended or modified otherwise than by a written amendment executed by the Company.
     6.2. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.
     6.3. The Company may withhold from any amounts payable to an Eligible Employee under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     6.4. An Eligible Employee’s or Employer’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right an Eligible Employee or the Employer may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.
     6.5. The employment of each Eligible Employee hereunder by the Company is “at will” and may be terminated by either the Eligible Employee or the Employer at any time and for any reason.
     6.6. The paragraph headings contained in this Plan are for convenience only and shall in no manner be construed as a part of this Agreement.
VI.
Claims Procedure
     7.1. In General: If an Eligible Employee believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Employer. If any such claim is wholly or partially denied, the Employer will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Employer (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period).
     7.2. Appeals: Within 60 days after the date on which an Eligible Employee receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Employer for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Employer. The Employer will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Employer (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Employer to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period).